Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6110
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS STRONG SECOND QUARTER RESULTS

Total Revenue up 6% From a Year Ago, to $200.6 Million

Adjusted EBITDA* up 50% From a Year Ago, to $42.6 Million

Issued $345 Million of Convertible Notes; Retired $342.5 Million of Debt

Sold Data Center Assets; Improved Cash Position to $309.0 Million

ST. LOUIS, MO. – July 23, 2007 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, announced today that its revenue for the second quarter of 2007 totaled $200.6 million, an increase of 6% from the second quarter of 2006. Income from operations was $192.5 million in the second quarter 2007, and net income was $133.3 million; both figures reflect a $180.8 million gain recorded on the sale of data-center assets and net income reflects a charge of $45.1 million in the second quarter related to debt retirement. Adjusted EBITDA* for the second quarter was $42.6 million, an increase of 50% from a year ago.

Second quarter operating cash flow was $28.0 million and cash capital expenditures were $126.1 million, of which $90.1 million was for previously-announced growth projects, including the build-out of four new data centers and SAVVIS’ next-generation network.

Chief Executive Officer Phil Koen said, “With record sales bookings in the second quarter, SAVVIS continues to build its track record of delivering solid financial results as we transition the company to operate in increasingly high-growth, high-margin areas. Our investments in new, high-quality data center space and significant enhancements in our network backbone are enhancing our ability to offer IT infrastructure as a service – an approach that addresses the most pressing challenges facing enterprise IT today. Our strategic initiatives are continuing to improve SAVVIS’ capital structure and Adjusted EBITDA margins and, most important, lay the groundwork to create increasing value for stockholders in 2008 and beyond.”

SAVVIS

Second-quarter Financial Results

July 23, 2007

Second-quarter Results

(US$ millions)	Three months ended:
	June 30, 2007	March 31, 2007	June 30, 2006
Revenue:
Colocation	$68.4	$69.4	$54.8
Managed hosting	51.0	50.3	39.8

Total Hosting	119.4	119.7	94.6
Network services	75.6	79.0	80.8
Other services	5.6	6.5	14.2

Total Revenue	$200.6	$205.2	$189.6

Cost of Revenue(1)	$113.8	$116.7	$117.1
Sales, Gen. & Admin. Expenses(1)	$52.3	$53.2	$46.8
Income from Operations	$192.5	$139.0	$6.0
Net Income (Loss)	$133.3	$114.5	$(11.1)

Adjusted EBITDA	$42.6	$43.2	$28.5
Adjusted EBITDA Margin	21%	21%	15%

(1)	Cost of revenue excludes depreciation, amortization, and accretion. Both cost of revenue and sales, general and administrative expenses include the effect of non-cash equity-based compensation. Total non-cash equity-based compensation in cost of revenue was $1.5 million, $1.4 million, and $0.2 million and in sales, general and administrative expenses was $6.7 million, $6.4 million, and $2.6 million for the three months ended June 30, 2007, March 31, 2007, and June 30, 2006, respectively.

Total revenue for the second quarter was $200.6 million, an increase of 6% compared to the second quarter of 2006, primarily due to continued growth in hosting revenue. Compared to the first quarter 2007, excluding the impact of $3.6 million of non-recurring colocation revenue, total revenue for the second quarter 2007 decreased slightly, reflecting anticipated declines in network services and other revenue.

Growth in hosting revenue reflected re-pricing of existing colocation contracts to market rates and continued customer demand for managed hosting services. Managed hosting services contributed 25% of total revenue, up from 21% of revenue a year ago. Virtualized and utility services contributed $13.7 million of managed hosting revenue, up 121% from a year ago and 13% from the first quarter.

Network services revenue consists primarily of revenue from managed IP VPN services, internet access services sold to customers using SAVVIS hosting services, and bandwidth services to wholesale customers. In the second quarter, network services revenue of $75.6 million declined 6% from the same period a year previously, and 4% from the prior quarter. Hosting customers continued to increase their use of SAVVIS networks for data transport, driving revenue growth, which was offset by declines in wholesale bandwidth volumes and in managed IP VPN services as SAVVIS transitions its service offerings with the roll-out of enhancements to its network backbone that will be launched in the fourth quarter of 2007.

SAVVIS

Second-quarter Financial Results

July 23, 2007

Other services revenue includes revenue from two sources that, as previously announced, SAVVIS expects will be eliminated in 2007: $1.6 million from Telerate, formerly SAVVIS’ second-largest customer, which is migrating its customers to Reuters products in 2007, and $4.0 million from the non-strategic CDN assets sold in January 2007. The majority of those customers had been transitioned to the purchaser of those assets by the end of the second quarter, so SAVVIS anticipates that other services revenue will be eliminated for the second half of 2007.

Cost of revenue was $113.8 million, and included $1.5 million of non-cash equity-based compensation costs, resulting in gross profit as a percentage of total revenue, or gross margin, of 43% in the current quarter, an increase from 38% in the same period a year ago, and consistent with the gross margin in the first quarter 2007.

Sales, general, and administrative expenses (“SG&A”) for the current quarter were $52.3 million, as compared to $46.8 million for the same period last year and $53.2 million in the first quarter 2007. SG&A included non-cash equity-based compensation costs for the current quarter of $6.7 million, as compared to $2.6 million for the same period last year and $6.4 million in the first quarter 2007. As a percentage of revenue, excluding non-cash equity-based compensation costs, SG&A was 23% in the current quarter, the same as in the second quarter 2006 and the first quarter 2007.

SAVVIS realized a gain of $180.8 million from the sale of assets related to two data centers in June 2007, driving income from operations for the second quarter to $192.5 million. SAVVIS also recorded a charge of $45.1 million in the second quarter related to the retirement of its 15% Series A Subordinated Notes (the Subordinated Notes), including $23.2 million for a make-whole premium and $21.9 million for amortization of the original-issue discount associated with the Subordinated Notes.

In the second quarter of 2007, SAVVIS recorded an income tax benefit of $1.7 million to reflect the reduction of its expected annual effective tax rate from 5% to 1.75%. The reduction in effective tax rate reflects tax deductions taken for cash interest paid in retiring the Subordinated Notes.

SAVVIS’ consolidated net income was $133.3 million in the second quarter, compared to net losses of $11.1 million in the same period last year and net income of $114.5 million in the first quarter 2007, which included $125.2 million for the gain on a sale of non-strategic assets.

SAVVIS

Second-quarter Financial Results

July 23, 2007

Cash Flow and Balance Sheet

Net cash provided by operating activities was $28.0 million in the second quarter. Cash capital expenditures for the quarter totaled $126.1 million, which included $90.1 million for previously-announced growth projects including the next-generation network and the build-out of four new data centers. SAVVIS’ cash position at June 30, 2007, was $309.0 million, compared to $98.7 million at December 31, 2006, and $221.6 million at March 31, 2007.

SAVVIS issued $345 million of unsecured 3% Convertible Senior Notes due May 2012 during the second quarter. At the end of the quarter, SAVVIS used $342.5 million of proceeds from that debt offering and cash on hand to retire all of the outstanding 15% Series A Subordinated Notes. The net effect of the two transactions was to reduce interest expenses for 2008 by approximately $55.4 million.

SAVVIS added to its cash balance in the quarter through the sale of assets related to two data centers for cash proceeds of $190.2 million, which also generated a gain, as previously discussed, of $180.8 million. The company intends to invest the proceeds of that sale in growth opportunities such as select data center expansions, potential network enhancements or possible acquisitions.

Financial Outlook

Chief Financial Officer Jeff Von Deylen said, “In the second quarter, SAVVIS drove continued strong Adjusted EBITDA growth through improvements in hosting revenue and gross margin. Our activities in the second quarter are a further step in the transition of the company to a sustainable, high-growth, high-margin business model. In the second quarter, consistent with that strategy, we monetized certain data-center assets with low growth potential to fund higher return on investment initiatives. We continue to develop our next-generation network and enhancements to our managed hosting product suite that better enable our integrated IT infrastructure solution.”

SAVVIS management’s current expectations for 2007 financial results include:

•	Total revenue in a range of $805-815 million, including

¡	total Hosting revenue of $480-490 million, including 26-28% growth in revenue from managed hosting services,

¡	Network services revenue declining approximately 3%, and

¡	Other services revenue declining to zero in the second half of the year; and

•	Adjusted EBITDA in a range of $161-166 million, reflecting an Adjusted EBITDA margin of approximately 20%, including

¡	approximately $7-9 million of negative impact from operating four new data centers, as operating expenses precede anticipated customer revenue,

¡	approximately $8 million of negative impact from the sale of data center assets; and

SAVVIS

Second-quarter Financial Results

July 23, 2007

•

Cash capital expenditures of $350-360 million, including $35-40 million for the next-generation network upgrade and approximately $200 million for the four new data centers, with approximately 60-70% of the remainder reflecting ongoing customer-growth-based investments.

¡	Capital expenditures for 2007 will be primarily funded by existing resources and proceeds from the sales of non-strategic assets.

¡

SAVVIS anticipates bringing its four new data centers online beginning in the fourth quarter of 2007. Those data centers are expected to generate approximately $50 million of revenue in 2008 at approximately 40% Adjusted EBITDA margins.

* Adjusted EBITDA

“Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Investor Conference Call

SAVVIS will webcast an investor conference call today, July 23, 2007, at 5:30 PM EDT. Both the webcast and supporting presentation will be available at www.savvis.net on the Investor Relations page. A live conference call will also be available at +1-703-639-1122 and 866-219-5631 (in North America, toll free). Recorded replays will be available on the website for six months, and by telephone through Monday, August 6, at +1-703-925-2533 and 888-266-2081 (in North America, toll free) with the access code 1107285, beginning at 8:00 PM EDT that day.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results, including financial performance and product growth, may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2006, and all subsequent filings. Those risk factors include, but are not limited to, variability in pricing for SAVVIS’ products, highly competitive markets, rapid evolution of technology, variability in the availability and terms of financing, uncertainties related to merger and acquisition activity, changes in our operating environment, and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, July 23, 2007. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

SAVVIS

Second-quarter Financial Results

July 23, 2007

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for enterprise applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 23 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit www.savvis.net.

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SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$200,554	$189,597	$405,802	$369,552
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation of $1,507, $186, $2,866, and $429) (1)	113,755	117,102	230,430	230,071
Sales, general, and administrative expenses (including non-cash equity-based compensation of $6,658, $2,608, $13,078, and $4,182)	52,321	46,825	105,492	90,179
Depreciation, amortization, and accretion	22,787	19,636	44,432	39,563
Gain on sales of data center and CDN assets	(180,846)	—	(306,044)	—

Total Operating Expenses	8,017	183,563	74,310	359,813

Income from Operations	192,537	6,034	331,492	9,739
Loss on debt extinguishment	45,127	—	45,127	—
Net interest expense and other	15,800	17,125	34,137	33,278

Net Income (Loss) before Income Taxes	131,610	(11,091)	252,228	(23,539)
Income taxes	(1,663)	—	4,414	—

Net Income (Loss)	133,273	(11,091)	247,814	(23,539)
Accreted and deemed dividends on Series A Convertible Preferred stock	—	251,621	—	262,810

Net Income (Loss) Attributable to Common Stockholders	$133,273	$(262,712)	$247,814	$(286,349)

Net Income (Loss) per Common Share
Basic	$2.53	$(19.50)	$4.72	$(22.34)

Diluted	$2.36	$(19.50)	$4.48	$(22.34)

Weighted-Average Common Shares Outstanding (2)
Basic	52,631,134	13,471,458	52,449,116	12,815,619

Diluted	57,178,386	13,471,458	55,711,316	12,815,619

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.
(2)	All common share information included herein reflects the one-for-fifteen reverse stock split that occurred on June 6, 2006. Diluted weighted-average common shares outstanding includes 2.9 million and 1.4 million common shares for the three and six months ended June 30, 2007, respectively, which reflects the dilution impact of the 3% convertible notes using the “if-converted” method. For the three and six months ended June 30, 2006, the effects of including the incremental shares associated with options, warrants, unvested restricted preferred units, unvested restricted stock units, and unvested restricted stock awards are antidilutive and, as such, are not included in diluted weighted-average common shares outstanding. The increase in weighted-average common shares outstanding from June 30, 2006 to June 30, 2007 was primarily due to the exchange of Series A Convertible Preferred stock for 37,417,347 shares of common stock on June 30, 2006.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$309,003	$98,693
Trade accounts receivable, net	39,449	44,949
Prepaid expenses and other current assets	29,606	21,607

Total Current Assets	378,058	165,249

Property and equipment, net	421,694	284,437
Other non-current assets	19,561	17,333

Total Assets	$819,313	$467,019

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Payables and other trade accruals	$43,088	$43,009
Current portion of capital and financing method lease obligations	2,655	2,100
Other accrued liabilities	97,372	94,977

Total Current Liabilities	143,115	140,086

Long-term debt	345,000	269,436
Capital and financing method lease obligations, net of current portion	142,271	112,891
Other accrued liabilities	57,445	82,941

Total Liabilities	687,831	605,354

Stockholders' Equity (Deficit):
Common stock	529	515
Additional paid-in capital	719,394	699,450
Accumulated deficit	(586,678)	(834,492)
Accumulated other comprehensive loss	(1,763)	(3,808)

Total Stockholders' Equity (Deficit)	131,482	(138,335)

Total Liabilities and Stockholders' Equity (Deficit)	$819,313	$467,019

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$133,273	$(11,091)	$247,814	$(23,539)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	22,787	19,636	44,432	39,563
Non-cash equity-based compensation	8,165	2,794	15,944	4,611
Accrued interest	16,609	12,914	31,912	25,701
Gain on sales of data center and CDN assets	(180,846)	—	(306,044)	—
Gain on disposal of fixed assets	(221)	—	(974)	—
Loss on debt extinguishment	45,127	—	45,127	—
Net changes in operating assets and liabilities, net of effects from sales of assets:
Trade accounts receivable	3,694	3,030	5,268	4,075
Prepaid expenses, other current assets, and other non-current assets	(9,566)	(6,689)	(12,840)	(8,782)
Accounts payable, deferred revenue, and other accrued liabilities	(10,994)	679	(14,322)	(1,490)

Net cash provided by operating activities	28,028	21,273	56,317	40,139

Cash Flows from Investing Activities:
Payments for capital expenditures	(126,071)	(20,478)	(161,863)	(36,943)
Proceeds from sale of data center assets, net	190,225	—	190,225	—
Proceeds from sale of CDN assets, net	184	—	128,305	—
Payment for purchase of data center buildings	—	(13,817)	—	(13,817)
Other investing activities, net	199	40	694	110

Net cash provided by (used in) investing activities	64,537	(34,255)	157,361	(50,650)

Cash Flows from Financing Activities:
Proceeds from convertible notes offering	345,000	—	345,000	—
Proceeds from financing method lease	—	50,600	—	50,600
Proceeds from stock option exercises	3,679	12,055	14,129	14,295
Payments for extinguishment of Series A Subordinated Notes	(342,491)	—	(342,491)	—
Payments for issuance costs on convertible notes	(8,866)	—	(8,866)	—
Payments for employee taxes on equity-based instruments	(1,025)	—	(10,113)	—
Principal payments under revolving credit facility	—	(10,000)	—	(26,000)
Principal payments under capital lease obligations	(690)	(1,691)	(1,416)	(1,859)
Other financing activities, net	—	(1,285)	—	(1,285)

Net cash provided by (used in) financing activities	(4,393)	49,679	(3,757)	35,751

Effect of exchange rate changes on cash and cash equivalents	(743)	(164)	389	(279)

Net Increase in Cash and Cash Equivalents	87,429	36,533	210,310	24,961
Cash and Cash Equivalents, Beginning of Period	221,574	49,594	98,693	61,166

Cash and Cash Equivalents, End of Period	$309,003	$86,127	$309,003	$86,127

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(dollars in thousands)

	Three Months Ended
	June 30,		March 31, 2007
	2007	2006
Revenue:
Colocation	$68,404	$54,806	$69,416
Managed hosting	51,005	39,816	50,304

Total hosting	119,409	94,622	119,720

Network services	75,543	80,752	79,057
Other services	5,602	14,223	6,471

Total Revenue	$200,554	$189,597	$205,248

Adjusted EBITDA(1) Reconciliation:
Income from operations	$192,537	$6,034	$138,955
Depreciation, amortization, and accretion	22,787	19,636	21,645
Gain on sales of data center and CDN assets	(180,846)	—	(125,198)
Non-cash equity-based compensation	8,165	2,794	7,779

Adjusted EBITDA	$42,643	$28,464	$43,181

(1)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.